As filed with the Securities and Exchange Commission on August 3, 2021

Registration No. 333-258092

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

AMENDMENT NO. 1

TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-2932652 (I.R.S. Employer Identification No.)

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

Telephone: 609-375-2227

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pankaj Mohan, Ph.D.

CEO and Chairman

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

Tel: (609) 375-2227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Steven M. Skolnick, Esq. Alexander E. Dinur, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 262-6700	Michael D. Maline, Esq. Anna K. Spence, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 335-4500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(6)
Common stock, par value $0.0001 per share (2)(3)(4)	$34,500,000	$3,763.95
Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof (2)(3)(4)	30,000,000	-
Underwriter warrants to purchase shares of common stock and common stock issuable upon exercise thereof(3)(5)	750,000	81.83
Total	$35,250,000	$3,845.78

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes the offering price of the shares of common stock (or, if applicable, pre-funded warrants).
(3)	Includes the aggregate offering price of the additional shares that the underwriters have the option to purchase. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.
(4)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $34,500,000 (including the underwriters’ option to purchase additional shares of common stock).
(5)	Represents warrants to purchase a number of shares of common stock equal to 2.0% of the number of shares of common stock sold in this offering (including the number of shares of common stock underlying the pre-funded warrants, but excluding the underwriters’ option to purchase additional shares of common stock) at an exercise price equal to % of the offering price per share of common stock.
(6)	Filing fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2021

PROSPECTUS

Up to 26,785,714 Shares of Common Stock

Up to 26,785,714 Pre-Funded Warrants to Purchase Shares of Common Stock

Shares of Common Stock underlying the Pre-Funded Warrants

We are offering up to 26,785,714 shares of our common stock. We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants to purchase shares of our common stock, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will be equal to the price at which a share of common stock is sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SONN.” On July 29, 2021, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.12 per share.

The public offering price per share of common stock and any pre-funded warrant, as the case may be, will be determined by us at the time of pricing, may be at a discount to the current market price, and the recent market price used throughout this prospectus may not be indicative of the final offering price. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1) See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional           shares of common stock at the public offering price, less the underwriting discounts and commissions.

The delivery of the shares of common stock and any pre-funded warrants to purchasers is expected to be made on or about       , 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

BTIG

Lead Manager

Chardan

The date of this prospectus is         , 2021.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States (“U.S.”): We and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, liquidity, future revenue, projected expenses, results of operations, expectations concerning the timing and our ability to commence and subsequently report data from planned non-clinical studies and clinical trials, prospects, plans and objectives of management are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors.

We based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in “Risk Factors” in this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus or that we may file with the SEC in the future. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge quickly and from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. You are advised to consult any further disclosures we make on related subjects in our future public filings.

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PROSPECTUS SUMMARY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section entitled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Sonnet Holdings,” “the Company,” “we,” “us” and “our” refer to Sonnet BioTherapeutics Holdings, Inc. and our consolidated subsidiaries.

Overview

Sonnet BioTherapeutics Holdings, Inc., is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bi-specific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment that binds to and “hitch-hikes” on human serum albumin for transport to target tissues. We designed the construct to improve drug accumulation in specific tissues, as well as to extend the duration of activity in the body. FHAB development candidates are produced in a mammalian cell culture, which enables glycosylation, thereby reducing the risk of immunogenicity. We believe our FHAB technology, for which we received a U.S. patent in June 2021, is a distinguishing feature of our biopharmaceutical platform that is well suited for future drug development across a range of human disease areas, including in oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Our current internal pipeline development activities are focused on cytokines, a class of cell signaling peptides that, among other important functions, serve as potent immunomodulatory agents. Working both independently and synergistically, specific cytokines have shown the ability to modulate the activation and maturation of immune cells that fight cancer and pathogens. However, because they do not preferentially accumulate in specific tissues and are quickly eliminated from the body, the conventional approach to achieving a treatment effect with cytokine therapy typically requires the administration of high and frequent doses. This can result in a reduced treatment effect accompanied by the potential for systemic toxicity, which poses challenges to the therapeutic application of this class of drugs.

Our lead proprietary asset, SON-1010, is a fully human version of Interleukin 12 (“IL-12”), covalently linked to the FHAB construct, for which we intend to pursue clinical development in solid tumor indications, including non-small cell lung cancer and head and neck cancer. Sonnet has completed a nonhuman primate (“NHP”) GLP toxicity study with SON-1010 and is preparing an Investigational New Drug (“IND”) application for submission to the FDA with the goal of initiating a Phase 1 clinical trial during the second half of 2021 and having initial top line clinical safety data available during the first half of 2022. The Company acquired the global development rights to our most advanced compound, a fully human version of Interleukin 6 (“IL-6”), in April 2020. Going forward, we will exclusively refer to this candidate as SON-080, for its target indications of Chemotherapy-Induced Peripheral Neuropathy (“CIPN”) and Diabetic Peripheral Neuropathy (“DPN”), the latter of which had previously been known as the SON-081 program. Sonnet intends to file an IND for a U.S. Phase 1b/2a pilot-scale efficacy study with SON-080 in CIPN during the second half of 2021 that could yield initial top line clinical safety data during the first half of 2022. Pursuant to a license agreement the Company entered with New Life in May 2021, we and New Life will be jointly responsible for leading the development program for SON-080 in DPN with the objective of initiating an ex-US Phase 1b/2a pilot-scale efficacy study during the second half of 2021 or first half of 2022 that could yield initial top line clinical safety data as early as the first half of 2022. Regarding our lead bispecific candidate, SON-1210, which combines Interleukins 12 and 15 (“IL-15”) covalently linked to the FHAB construct, we intend to file an IND to begin human clinic testing during the first half of 2022.

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Recent Developments

ATM Program

On February 5, 2021, we entered into an at-the-market (“ATM”) sales agreement with BTIG, LLC (“BTIG”), acting in its capacity as the sales agent (the “Sales Agreement”). On June 14, 2021, we completed the issuance of shares available under the Sales Agreement, pursuant to which we had the ability to offer and sell, from time-to-time, through BTIG, shares of our common stock having an aggregate offering price of up to $15,875,000. From February 5, 2021 through June 14, 2021, we sold an aggregate of 7,454,238 Shares for aggregate gross proceeds of $15,874,999 and paid BTIG an aggregate of $476,250 in commissions.

Patent Issuance

On June 8, 2021, we announced that the United States Patent and Trademark Office has issued U.S. Patent No. 11,028,166 entitled, “Albumin Domain Fusion Proteins”. The patent covers our FHAB technology and includes therapeutic fusion proteins that utilize FHAB for tumor targeting and retention and provide extended pharmacokinetics (“PK”). The patent carries a term effective until March 2039, inclusive of the 399-day Patent Term Extension.

SON-1010 Non-Human Primate Toxicology Study

On May 10, 2021, we announced that we completed a successful preclinical nonhuman primate (“NHP”) GLP repeat-dose study of SON-1010, a proprietary version of Interleukin 12 (“IL-12”) configured using our FHAB platform. The objectives of the study were to evaluate the toxicity of SON-1010 in NHP using a subcutaneous, repeat-dose regimen at three different dose levels versus untreated controls and to evaluate the potential reversibility of any adverse findings.

Study results included:

●	The No Observed Adverse Event Level following repeated administration was more than 50 times the anticipated equivalent human clinical dose in NHP with no evidence of cytokine release syndrome.

●	PK analysis of serum samples confirmed an enhanced profile of IL12-FHAB over recombinant human IL-12, with a half-life around 40 hours in NHPs.

●	A significant increase in Interferon-γ, a key pleiotropic cytokine associated with anti-tumor mechanisms, was observed following dosing with IL12-FHAB.

●	SON-1010 related changes in clinical observations, body weight, clinical pathology, cytokines, and immunophenotyping were seen, all of which were consistent with on-target effects previously observed in nonhuman primates.

●	By day 38 all study subjects recovered to baseline (pre-study) values.

●	Repeat dosing administration was tolerated at all dose levels examined.

Out-Licensing Agreement with New Life Therapeutics

On May 2, 2021, we entered into a License Agreement (the “Agreement”) with New Life Therapeutics PTE, LTD. (“New Life”). Pursuant to the Agreement, we granted New Life an exclusive license (with the right to sublicense) to develop and commercialize pharmaceutical preparations containing a specific recombinant human interleukin-6 (or any derivatives, fragments or conjugates thereof) (the “Compound”) (such preparations, the “Products”) for the prevention, treatment or palliation of diabetic peripheral neuropathy in humans (the “DPN Field”) in Malaysia, Singapore, Indonesia, Thailand, Philippines, Vietnam, Brunei, Myanmar, Lao PDR and Cambodia (the “Exclusive Territory”). New Life may exercise the option to expand (1) the field of the exclusive license to include the prevention, treatment or palliation of chemotherapy-induced peripheral neuropathy in humans (the “CIPN Field”), which option is non-exclusive and will expire on December 31, 2021; and/or (2) the territorial scope of the license to include the People’s Republic of China, Hong Kong and/or India (the “Expanded Territory”), which option is exclusive and will also expire on December 31, 2021. We are excluded from developing, using, selling or otherwise commercializing any Compounds or Products for use in the DPN Field in the Exclusive Territory during the term of the Agreement.

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We retained all global rights to manufacture Compounds and Products. We and New Life shall enter into a follow-on development supply agreement and subsequent commercial supply agreement pursuant to which we shall supply to New Life Products for development and commercialization thereof in the DPN Field (and the CIPN Field, if applicable) in the Exclusive Territory (and the Expanded Territory, as applicable) on terms to be negotiated by the parties.

Pursuant to the terms of the Agreement, New Life will bear the cost of, and be responsible for, among other things, all costs associated with conducting clinical studies and additional non-clinical studies (if any, subject to both parties’ approval), preparing and filing applications for regulatory approval and undertaking other developmental and regulatory activities for and commercializing Products in the DPN Field (and the CIPN Field, if applicable) in the Exclusive Territory (and the Expanded Territory, as applicable). We and New Life will co-own the clinical data resulting from the Phase 1b/2a study, and New Life will own and maintain all regulatory filings and approvals for Products in the Exclusive Territory (and the Expanded Territory, as applicable).

In consideration of the license and other rights granted by us, New Life paid us a $500,000 upfront cash payment and is obligated to pay a deferred license fee of an additional $1,000,000 at the time of the satisfaction of certain milestones as well as potential additional milestone payments to us totaling up to $19,000,000 subject to the achievement of certain development and commercialization milestones. In addition, during the Royalty Term (as defined below), New Life is obligated to pay us double digit tiered royalties ranging from 12% to 30% based on annual net sales of Products in the Territory. The “Royalty Term” means, on a Product-by-Product and a country-by-country basis in the Exclusive Territory, the period commencing on the date of the first commercial sale (subject to certain conditions) of such Product in such country in the Exclusive Territory (and the Expanded Territory, as applicable) and continuing until New Life ceases commercialization of such Product in the DPN Field (or CIPN Field, if applicable). In the event New Life (i) files for an initial public offering or (ii) is subject to a Change of Control, the royalty obligations may be converted to equity subject to mutual agreement of the parties.

In addition, New Life shall pay to us a percentage, in the double digits, of all revenue received through sub-licensing of each Product, subject to certain exclusions.

We retained the sole responsibility to pay our third-party licensors to the extent such obligations are applicable to the rights granted to New Life with respect to the Products and shall remain liable for all obligations under the license related to the Compounds and Products between us and ARES Trading SA.

The Agreement will remain in effect on a Product-by-Product, country-by-country basis and will expire upon the expiration of the Royalty Term for the last-to-expire Product in the last-to-expire country, subject to (i) each party’s early termination rights including for material breach or insolvency or bankruptcy of the other party and (ii) our Buy Back Right and New Life’s Give Back Right (as defined below).

In addition, New Life granted to us an exclusive option to buy back the rights granted by us to New Life and we granted New Life the right to give back the rights with respect to Products in the DPN Field and/or the CIPN Field (if applicable) in one or more countries in the Exclusive Territory (and the Expanded Territory, as applicable) on terms to be agreed upon, which options will expire upon the initiation of a Phase III Trial for the applicable Product.

Corporate Information

We were organized on October 21, 1999, under the name Tulvine Systems, Inc., under the laws of the State of Delaware. On April 25, 2005, Tulvine Systems, Inc. formed a wholly owned subsidiary, Chanticleer Holdings, Inc., and on May 2, 2005, Tulvine Systems, Inc. merged with, and changed its name to, Chanticleer Holdings, Inc. On April 1, 2020, we completed our business combination with Sonnet BioTherapeutics, Inc. (“Sonnet”), in accordance with the terms of the Agreement and Plan of Merger, dated as of October 10, 2019, as amended, by and among us, Sonnet and Biosub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub merged with and into Sonnet, with Sonnet surviving as a wholly owned subsidiary of us (the “Merger”). In connection with, and immediately prior to the completion of the Merger, we effected a reverse stock split of our common stock, at a ratio of 1-for-26. In connection with the Merger, we changed our name from “Chanticleer Holdings, Inc.” to “Sonnet BioTherapeutics Holdings, Inc.,” and the business conducted by us became the business conducted by Sonnet.

Our principal executive offices are located at 100 Overlook Center, Suite 102, Princeton, New Jersey 08540, and our telephone number is (609) 375-2227. Our website is www.sonnetbio.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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THE OFFERING

Common Stock to be Offered	26,785,714 Shares (or 30,803,571 shares if the underwriters’ option to purchase additional shares is exercised in full), based on the sale of our common stock at an assumed public offering price of $1.12 per share of common stock, which is the last reported sale price of our common stock on July 29, 2021, and no sale of any pre-funded warrants.

Pre-funded Warrants to be Offered	We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will equal the price at which the share of common stock is being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Common Stock to be Outstanding Immediately After this Offering (1)	51,543,561 shares (or 55,561,418 shares if the underwriters’ option to purchase additional shares is exercised in full), based on the sale of our common stock at an assumed public offering price of $1.12 per share of common stock, which is the last reported sale price of our common stock on July 29, 2021, and no sale of any pre-funded warrants.

Option to Purchase Additional Shares	We have granted the underwriters an option, exercisable within 30 days after the closing of this offering, to acquire up to an additional shares of common stock at the public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $27.4 million, or $31.6 million if the underwriters exercise their option to purchase additional shares in full, based on an assumed public offering price of $1.12 per share of common stock, which was the last reported sales price of our common stock on The Nasdaq Capital Market on July 29, 2021, and assuming no sale of any pre-funded warrants, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for research and development, including clinical trials, working capital and general corporate purposes. See “Use of Proceeds” for additional information.

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Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

National Securities Exchange Listing	Our common stock is listed on The Nasdaq Capital Market under the symbol “SONN.” Additionally, there is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

(1) The number of shares of our common stock that will be outstanding immediately after this offering is based on 24,757,847 shares of common stock outstanding as of July 7, 2021, and assumes the sale and issuance by us of shares of common stock (and no sale of any pre-funded warrants) in this offering and excludes:

● 341,268 shares of common stock underlying unvested restricted stock units outstanding as of July 7, 2021;

● 662,029 shares of common stock reserved for future issuance under the 2020 Omnibus Equity Incentive Plan as of July 7, 2021;

● 11,495,408 shares of common stock issuable upon the exercise of warrants outstanding as of July 7, 2021, with a weighted average exercise price of $3.55 per share;

● up to 26,785,714 shares of common stock issuable upon the exercise of the pre-funded warrants issued in this offering; and

● up to 535,714 shares of common stock issuable upon the exercise of the underwriter warrants issued in this offering.

Unless otherwise indicated, this prospectus reflects and assumes no issuances or exercises of any other outstanding shares, options or warrants after July 7, 2021 and no exercise by the underwriters of their option to purchase additional shares.

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RISK FACTORS

Investing in our securities involves a high degree of risk. We urge you to carefully consider all of the information contained in this prospectus and other information which may be incorporated by reference in this prospectus as provided under “Information Incorporated by Reference.” In particular, you should consider the risk factors below, together with those under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as those risk factors are amended or supplemented by our subsequent filings with the SEC. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below or in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. As a result, you could lose all or part of your investment.

RISKS RELATED TO THIS OFFERING

If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

Because the price per share of our common stock being offered is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock, you will suffer immediate and substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on an assumed public offering price of $1.12 per share of common stock being sold in this offering, and our pro forma net tangible book value as of March 31, 2021, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.45 per share with respect to the pro forma as adjusted net tangible book value of the common stock. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we issue additional shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock, our stockholders, including investors who purchase shares of common stock and/or pre-funded warrants in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

Future sales of substantial amounts of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock, either by us or by our existing stockholders, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

Future sales in the public market of shares of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock, including shares referred to in the foregoing risk factor, shares held by our existing stockholders or shares issued upon exercise of our outstanding stock options or warrants, or the perception by the market that these sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional capital.

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants will be limited.

Holders of pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our common stock.

Until holders of pre-funded warrants acquire shares of our common stock upon exercise of such warrants, holders of pre-funded warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We will have broad discretion in the use of our existing cash and cash equivalents, including the proceeds from this offering, and may invest or spend our cash in ways with which you do not agree and in ways that may not increase the value of your investment.

We will have broad discretion over the use of our cash and cash equivalents, including the proceeds from this offering. You may not agree with our decisions, and our use of cash may not yield any return on your investment. We intend to use the net proceeds from this offering for working capital and general corporate purposes. Our failure to apply the net proceeds from this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield a significant return, if any, on our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $27.4 million from the sale of the securities offered by us in this offering, or approximately $31.6 million if the underwriters exercise their option to purchase additional shares in full, based on an assumed public offering price of $1.12 per share, which was the last reported sales price of our common stock on The Nasdaq Capital Market on July 29, 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing discussion assumes no sale of pre-funded warrants, which if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

We currently intend to use the net proceeds from this offering for research and development, including clinical trials, working capital and general corporate purposes. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress, cost and results of our preclinical and clinical development programs, and whether we are able to enter into future licensing or collaboration arrangements.

Pending the use of the net proceeds from this offering, we intend to invest the net proceeds in investment-grade, interest-bearing instruments, certificates of deposit or direct or guaranteed obligations of the U.S.

A $0.10 increase or decrease in the assumed public offering price of $1.12 per share would increase or decrease the net proceeds to us from this offering by approximately $2.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, a 1.0 million share increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us by approximately $1.0 million, based on the assumed public offering price of $1.12 per share remaining the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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DILUTION

If you invest in our securities, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as pro forma adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

Our historical net tangible book value as of March 31, 2021 was $2.0 million, or $0.10 per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the number of shares of common stock outstanding as of March 31, 2021.

Our pro forma net tangible book value as of March 31, 2021 was $7.2 million, or $0.29 per share of common stock. Pro forma net tangible book value gives effect to the issuance and sale of an aggregate of 3,432,677 shares of our common stock that were sold from April 1, 2021 through June 14, 2021 for net proceeds of $5.1 million under our ATM offering program.

After giving effect to the sale of shares of common stock in this offering at an assumed public offering price of $1.12 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on July 29, 2021, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of pre-funded warrants in this offering, our pro forma as adjusted net tangible book value as of March 31, 2021 would be $34.6 million, or $0.67 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $0.38 per share to our existing stockholders and an immediate dilution of $0.45 per share to investors participating in this offering. We determine dilution per share to investors participating in this offering by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by investors participating in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share		$1.12
Historical net tangible book value per share as of March 31, 2021	$0.10
Increase in historical net tangible book value per share attributable to ATM	0.19
Pro forma net tangible book value per share as of March 31, 2021	0.29
Increase in pro forma net tangible book value per share attributable to this offering	0.38
Pro forma as adjusted net tangible book value per share after giving effect to this offering		0.67
Dilution per share to new investors in this offering		$0.45

Each $0.10 increase or decrease in the assumed public offering price of $1.12 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on July 29, 2021, would increase or decrease the pro forma as adjusted net tangible book value per share by $0.05 per share and the dilution per share to investors participating in this offering by $0.05 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. A 1.0 million share increase in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the pro forma as adjusted net tangible book value per share by approximately $0.01 and decrease the dilution per share to new investors participating in this offering by approximately $0.01, based on an assumed public offering price of $1.12 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on July 29, 2021, remaining the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A 1.0 million share decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the pro forma as adjusted net tangible book value per share after this offering by approximately $0.01 and increase the dilution per share to new investors participating in this offering by approximately $0.005, based on an assumed public offering price of $1.12 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on July 29, 2021, remaining the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $0.70 per share, which amount represents an immediate increase in the pro forma net tangible book value of $0.41 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $0.42 per share of our common stock to new investors purchasing shares in this offering.

The table and discussion above is based on 21,197,290 shares of common stock outstanding as of March 31, 2021 and excludes:

● 653,845 shares of common stock underlying unvested restricted stock units outstanding as of March 31, 2021;

● 662,029 shares of common stock reserved for future issuance under the 2020 Omnibus Equity Incentive Plan as of March 31, 2021; and

● 11,495,408 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2021, with a weighted average exercise price of $3.55 per share.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing. Except as indicated otherwise, the discussion and table above assume (i) no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the underwriters’ option to purchase additional shares.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

● 125,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

● 5,000,000 shares of preferred stock, par value $0.0001 per share, of which, as of the date of this prospectus, none of which shares have been designated.

As of close of business on July 7, 2021, 24,757,847 shares of Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Holders of our Common Stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of Common Stock may elect all directors. Holders of our Common Stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that we will pau dividends in the foreseeable future. Holders of our do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, all of which are undesignated. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal. The preferred stock may provide for an adjustment of the conversion price in the event of an issuance or deemed issuance at a price less than the applicable conversion price, subject to certain exceptions.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

● the title and stated value;

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● the number of shares offered, the liquidation preference per share and the purchase price;

● the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

● whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

● the procedures for any auction and remarketing, if any;

● the provisions for a sinking fund, if any;

● the provisions for redemption, if applicable;

● any listing of the preferred stock on any securities exchange or market;

● whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

● whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

● voting rights, if any, of the preferred stock;

● a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

● the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

● any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation, as amended, and Bylaws, as amended contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control. These provisions are as follows:

● they provide that special meetings of stockholders may be called by the President, the board of directors or at the request by stockholders of record owning at least thirty-three and one-third (33 1/3%) percent of the issued and outstanding voting shares of our common stock;

● they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

● they allow us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

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We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

● prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

● upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

● on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, owned fifteen percent (15%) or more of a corporation’s outstanding voting securities.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Securities Transfer Corporation. The transfer agent address is Securities Transfer Corporation, 2901 N Dallas Parkway, Suite 380, Plano, TX 75093, (469) 633-0101.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of our common stock or pre-funded warrants to purchase shares of our common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants offered hereby.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

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UNDERWRITING

We entered into an underwriting agreement with the underwriters named below on              , 2021. BTIG, LLC (“BTIG” or the “representative”) is acting as the sole book-running manager and representative of the underwriters. The underwriting agreement provides for the purchase of a specific number of shares of common stock and pre-funded warrants to purchase shares of common stock by the underwriters. Subject to the terms and conditions of the underwriting agreement, each underwriter has agreed to purchase the number of shares and pre-funded warrants set forth opposite its name below:

	Number of Shares of Common Stock	Number of Pre-Funded Warrants
BTIG, LLC
Chardan Capital Markets, LLC
Total

The underwriters have agreed to purchase all of the shares of common stock and/or pre-funded warrants offered by this prospectus, if any are purchased. We have also granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                       additional shares of common stock at the public offering price, less the underwriting discounts and commissions.

The underwriters are offering the shares of common stock and/or pre-funded warrants subject to various conditions and may reject all or part of any order. The representative has advised us that it proposes initially to offer the shares of common stock and/or pre-funded warrants to purchase shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $         per share or $           per pre-funded warrant, based on the public offering price per share or pre-funded warrant. After the shares of common stock and/or pre-funded warrants are released for sale to the public, the representative may change the offering price, the concession, and other selling terms at various times.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses:

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1) We have agreed to pay the underwriters a commission of 6% of the gross proceeds of this offering.

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, the non-accountable expense allowance described below and the financial advisory fee described below, will be approximately $480,000, which includes the fees and expenses for which we have agreed to reimburse the underwriters, in an aggregate amount not to exceed $100,000. In addition, we have agreed (i) to pay the representative a non-accountable expense allowance equal to 1% of the gross proceeds of the offering (excluding the proceeds from the underwriters’ exercise of their option to purchase additional shares, if any) and (ii) to reimburse the representative for expenses related to background checks up to an aggregate of $15,000.

We have also agreed to issue to the representative warrants (the “underwriter warrants”) to purchase up to shares of common stock (representing 2% of the aggregate number of shares sold in this offering, including the number of shares of common stock underlying the pre-funded warrants, but excluding the underwriters’ option to purchase additional shares of common stock), at an exercise price of $ per share (representing 125% of the public offering price for a share to be sold in this offering). The underwriter warrants will be exercisable immediately and for five years from the date of commencement of sales in this offering. The issuance of the underwriter warrants and the shares issuable upon exercise of the underwriter warrants are registered on the registration statement of which this prospectus forms a part.

In addition, we have agreed to pay Chardan Capital Markets, LLC, one of the underwriters in the offering, a financial advisory fee of $250,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We, our officers and directors have agreed to a 90-day “lock-up” with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

● Stabilizing transactions - the representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

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● Penalty bids - if the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

● Passive market making - market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on The Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be delivered to potential investors by the underwriters. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

The underwriters and their affiliates have provided, or may in the future, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement and subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

● our Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on December 17, 2020;

● our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2020 and March 31, 2021, filed with the SEC on February 16, 2021 and May 17, 2021, respectively;

● our Current Reports on Form 8-K filed with the SEC on April 3, 2020 (as amended by Form 8-K/A on June 26, 2020), May 18, 2020, February 5, 2021, March 30, 2021, April 1, 2021, May 3, 2021 (as amended by Form 8-K/A on May 3, 2021), May 21, 2021, June 8, 2021, June 14, 2021 and July 15, 2021 (other than any portions thereof deemed furnished and not filed);

● our definitive proxy statement on Schedule 14A filed with the SEC on May 25, 2021; and

● the description of our Common Stock contained in the prospectus, constituting part of our Registration Statement on Form S-1 (File No. 333-230857) filed with the SEC on April 15, 2019, and subsequently amended on May 28, 2019 and June 7, 2019.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Sonnet BioTherapeutics Holdings, Inc.

Attn: Pankaj Mohan, Ph.D., CEO and Chairman

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

(609) 375-2227

You may also access these filings on our website at www.sonnetbio.com. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide different or additional information on our behalf. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of those respective documents.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.sonnetbio.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

LEGAL MATTERS

The validity of the common stock and certain other legal matters will be passed upon for us by Lowenstein Sandler LLP, New York, New York. DLA Piper LLP (US), New York, New York, has acted as counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Sonnet BioTherapeutics Holdings, Inc. as of September 30, 2020 and 2019 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2020 consolidated financial statements contains an explanatory paragraph that states that Sonnet BioTherapeutics Holdings, Inc. has incurred recurring losses and negative cash flows from operations since inception and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

The financial statements of Relief Therapeutics SA as of and for the years ended December 31, 2019 and 2018 incorporated herein have been audited by Mazars SA, an independent public accounting firm, as stated in its report dated March 20, 2020, incorporated by reference herein, and have been so included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The report on the financial statements of Relief Therapeutics SA includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

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Up to 26,785,714 Shares of Common Stock

Up to 26,785,714 Pre-Funded Warrants to Purchase Shares of Common Stock

Shares of Common Stock underlying the Pre-Funded Warrants

PROSPECTUS

Sole Book-Running Manager

BTIG

Lead Manager

Chardan

The date of this prospectus is         , 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee and the FINRA filing fee:

Amount to be paid
SEC registration fee	$3,846
FINRA filing fee	5,788
Legal fees and expenses	350,000
Accounting fees and expenses	105,000
Miscellaneous	15,366
Total expenses	$480,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article X of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article XI of our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

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We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated February 7, 2020, by and among the Company, Sonnet BioTherapeutics, Inc. (“Sonnet Sub”) and certain investors, for an aggregate purchase price of approximately $19.0 million (comprised of (I) a $4 million credit from Sonnet Sub and the Company to Chardan Capital Markets, LLC (“Chardan”), in lieu of certain transaction fees otherwise owed to Chardan, and (II) $15 million in cash from the other Investors (the “Purchase Price”), (i) Sonnet Sub issued and sold to the investors shares of Sonnet Sub’s common stock (the “Initial Shares”) which converted in the merger among the Company and Sonnet Sub on April 1, 2020 into an aggregate of approximately 2,152,000 shares of the Company’s common stock, (ii) the Company issued to the investors Series A Warrants (the “Series A Warrants”) to purchase an aggregate of 3,300,066 shares of common stock at an exercise price of $5.3976 per share and (iii) the Company issued to the investors Series B Warrants (the “Series B Warrants”) to purchase an aggregate of 2,247,726 shares of common stock at an exercise price of $0.0001 per share. The Company issued the warrants to the investors in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration for private placements based in part on the representations made by the investors, including the representations with respect to each investor’s status as an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, and the Investors’ investment intent.

On August 3, 2020, the Company entered into Warrant Exercise and Omnibus Amendment Agreements (the “Exercise Agreements”) with the holders of the Series A Warrants and Series B Warrants (the “Holders”). Pursuant to the Exercise Agreements, in order to induce the Holders to exercise the Series A Warrants for cash, pursuant to the terms of the Series A Warrants, the Company agreed to reduce the exercise price of the Series A Warrants from $5.3976 to $3.19 per share. The Holders and the Company agreed that the Holders would exercise all of their Series A Warrants for gross proceeds before expenses of approximately $10.5 million. In addition, the Exercise Agreements also provide for the issuance to the Holders, Series C Warrants (the “Series C Warrants”) to purchase 3.4331 shares of Common Stock (the “Series C Warrant Shares”) for each share of Common Stock issued upon such exercise of the Series A Warrants pursuant to the Exercise Agreements or an aggregate of 11,329,436 Series C Warrants. The terms of the Series C Warrants are substantially similar to those of the Series A Warrants, except that the Series C Warrants have an exercise price of $3.19, do not contain subsequent issuance price protection, were not exercisable until the date that was six months from the date of issuance of each Series C Warrant and will expire on October 16, 2025. The Exercise Agreements provided for the amendment to each Holder’s Series B Warrants to (i) remove the provisions providing for the reset of the number of shares of Common Stock underlying the Series B Warrants and (ii) set the aggregate number of shares of Common Stock underlying all of the Series B Warrants at 4,532,526, which results from an increase of 2,284,800 shares pursuant to the terms of the Exercise Agreements. The Company issued the Series B Warrants, the Series C Warrants and the shares of Common Stock underlying the Series A Warrants, the Series B Warrants and the Series C Warrants to the Holders in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration for private placements based in part on the representations made by the Holders, including the representations with respect to each Holder’s status as an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, and each Holder’s investment intent.

On April 1, 2020, the Company issued a warrant (the “Spin-Off Entity Warrant”) to purchase 186,161 shares of common stock at an exercise price of $0.01 per share to Amergent Hospitality Group, Inc. pursuant to the Agreement and Plan of Merger, dated as of October 10, 2019, by and among the Company, Sonnet BioTherapeutics, Inc. and Biosub, Inc., as amended by Amendment No. 1 thereto made and entered into as of February 7, 2020. The Spin-Off Entity Warrant was issued pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

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During the three months ended March 31, 2020, the Company lowered the exercise price of an aggregate of approximately 92,847 warrants to purchase common stock from several classes of warrants to $13.00 in order to induce the exercise thereof and raise capital for the Company. As of March 31, 2020, all such warrants were exercised. The transactions discussed in this paragraph are exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and corresponding provisions of state securities laws or, alternatively, Section 3(a)(9) of the Securities Act and corresponding provisions of state securities laws, on the basis that (i) offers were made to a limited number of existing warrant holders, (ii) each offer was made through direct communication with the offerees by the Company, (iii) the sophistication of the offerees and financial ability to bear risks, (iv) the extensive disclosure provided by the Company to the offerees and (v) no general solicitation and no commission or remuneration was paid for solicitation.

The Company entered into a Securities Purchase Agreement on February 7, 2020 for the sale of up to 1,500 shares of a new series of convertible preferred stock of the Company (the “Series 2 Preferred Stock”) with an institutional investor for gross proceeds to the Company of up to $1,500,000. On February 11, 2020, the first closing of this transaction occurred. The Company sold 1,000 shares of Series 2 Preferred Stock for gross proceeds to the Company of $1,000,000. On March 6, 2020, the Company sold and issued the remaining 500 shares of Series 2 Preferred Stock. The transaction is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D of the Securities Act and corresponding provisions of state securities laws on the basis that (i) the offering was made through direct communication and did not include any general advertising or general solicitation (ii) the sophistication of the offeree and financial ability to bear risks (iii) the extensive disclosure provided by Chanticleer to the offeree.

On December 31, 2018, the Company entered into an amendment to its 8% debentures with the debenture holders, extending the maturity date of the debentures. As part of the transaction, each holder received new warrants to purchase that number of shares of common stock equal to 20% of the principal amount of such holder’s debenture (for an aggregate of warrants to issue an additional 46,154 shares of common stock). The new warrants have an exercise price of $58.50, were not exercisable for a period of six months and are otherwise substantially identical to the warrants issued to the debenture holders on May 4, 2017. The issuance of the warrants was exempt from registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2).

Pursuant to a Securities Purchase Agreement dated May 3, 2018, the Company accepted subscriptions to purchase 15,508 shares of common stock (the “Shares”) at a purchase price of $91.00 per Share, for a total gross purchase price of approximately $1,411,001 in a registered direct offering. The company also agreed to issue unregistered 5 ½ year warrants to purchase up to 15,508 shares of common stock (“Warrants”) to the investors in a concurrent private placement at an exercise price of $117.00 per share. The company agreed to register the resale of the common shares underlying the Warrants. The Warrants are exercisable for cash in full commencing six months after the issuance date. If a registration statement covering the shares underlying the warrants is not available at the time of exercise, the warrants may be exercised on a cashless basis. The Warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Rule 506(b), promulgated under Regulation D of the Securities Act. The Warrants are exempt from registration because their issuance did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered.

Item 16. Exhibits.

The list of exhibits following the signature page of this registration statement is incorporated by reference herein.

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Item 17. Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Princeton, State of New Jersey, on August 3, 2021.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

By:	/s/ Pankaj Mohan
Pankaj Mohan Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 3, 2021, in the capacities indicated.

Signature	Title

/s/ Pankaj Mohan	Chief Executive Officer and Chairman (Principal Executive Officer)
Pankaj Mohan

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Jay Cross

*	Director
Nailesh Bhatt

*	Director
Albert Dyrness

*	Director
Donald Griffith

*	Director
Raghu Rao

*By:	/s/ Pankaj Mohan, Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated October 10, 2019, by and among the Company, Sonnet Sub. and Merger Sub (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed on October 11, 2019, and incorporated herein by reference).#

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated February 7, 2020, by and among the Company, Sonnet Sub and Merger Sub (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed on February 7, 2020, and incorporated herein by reference).

2.3	Share Exchange Agreement, between Sonnet BioTherapeutics, Inc. and Relief Therapeutics Holding SA, dated August 9, 2019 (incorporated by reference to Exhibit 2.10 to the Company’s Registration Statement on Form S-4 filed with the SEC on November 27, 2019).#

3.1	Certificate of Incorporation, as amended, of Sonnet BioTherapeutics Holdings, Inc. (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

3.2	Bylaws of Sonnet BioTherapeutics Holdings, Inc. (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-4/A (Registration No. 333-235301), filed with the SEC on February 7, 2020).

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011).

4.2	Form of Warrant dated May 4, 2017 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K, filed with the SEC on May 5, 2017).

4.3	Spin-Off Entity Warrant, dated April 1, 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2020).

4.4	Form of Sonnet BioTherapeutics, Inc. Converted Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2020).

4.5	Form of Series A/B Warrants (incorporated by reference to Exhibit 4.16 to the Company’s Registration Statement on Form S-4/A filed with the SEC on February 7, 2020).

4.6	Form of Series C Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on August 4, 2020).

4.7	Registration Rights Agreement, dated February 7, 2020, by and between the Company and certain investors named therein (incorporated by reference to Exhibit 4.17 to the Company’s Registration Statement on Form S-4/A filed with the SEC on February 7, 2020).

4.8*	Form of Pre-Funded Warrant.

4.9*	Form of Underwriter Warrant.

5.1*	Opinion of Lowenstein Sandler LLP.

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10.1	Common Stock Purchase Agreement, between GEM Global Yield Fund LLC SCS and Sonnet BioTherapeutics, Inc., dated August 6, 2019 (incorporated by reference to Exhibit 10.54 to the Company’s Registration Statement on Form S-4 filed with the SEC on November 27, 2019).

10.2	Amendment to Common Stock Purchase Agreement, between GEM Global Yield Fund LLC SCS and Sonnet BioTherapeutics, Inc., dated September 25, 2019 (incorporated by reference to Exhibit 10.55 to the Company’s Registration Statement on Form S-4 filed with the SEC on November 27, 2019).

10.3	Side Letter and Amendment No. 2 to Common Stock Purchase Agreement, between GEM Global Yield Fund LLC SCS, Sonnet BioTherapeutics, Inc. and Chanticleer Holdings, Inc., dated February 7, 2020 (incorporated by reference to Exhibit 10.60 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.4	Employment Agreement, between Pankaj Mohan and Sonnet BioTherapeutics, Inc., dated December 31, 2018 (incorporated by reference to Exhibit 10.56 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020). †

10.5	Employment Agreement, between John Cini and Sonnet BioTherapeutics, Inc., dated January 10, 2020 (incorporated by reference to Exhibit 10.58 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020). †

10.6	Employment Agreement, between Jay Cross and Sonnet BioTherapeutics, Inc., dated January 10, 2020 (incorporated by reference to Exhibit 10.57 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020). †

10.7	Employment Agreement, between Susan Dexter and the Company, dated April 1, 2020 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2020). †

10.8	Offer Letter, between Donald Griffith and Sonnet BioTherapeutics, Inc., dated January 1, 2019 (incorporated by reference to Exhibit 10.59 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020). †

10.9	Sonnet BioTherapeutics Holdings, Inc. 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on May 20, 2020). †

10.10	Form of Restricted Stock Unit Award (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (file No. 001-35570), filed with the SEC on July 9, 2020). †

10.11	License Agreement, between Ares Trading SA and Relief Therapeutics SA, dated August 28, 2015 (incorporated by reference to Exhibit 10.51 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).***

10.12	Discovery Collaboration Agreement, between XOMA (US) LLC and Oncobiologics, Inc., dated July 23, 2012 (incorporated by reference to Exhibit 10.52 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).***

10.13	Amendment of Discovery Collaboration Agreement, between XOMA (US) LLC and Sonnet BioTherapeutics, Inc., dated May 7, 2019 (incorporated by reference to Exhibit 10.53 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).***

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10.14	Securities Purchase Agreement, dated as of February 7, 2020, by and among Chanticleer Holdings, Inc., Sonnet BioTherapeutics, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.64 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.15	Form of Warrant Exercise and Omnibus Amendment Agreement, dated as of August 3, 2020, by and between Sonnet BioTherapeutics Holdings, Inc. and the Holders (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-35570), filed with the SEC on August 4, 2020).

10.16	Assignment and Assumption Employment Agreements by Sonnet BioTherapeutics Holdings, Inc., effective April 1, 2020 (incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

10.17	Amendment No. 1 to Executive Employment Agreement, between Pankaj Mohan and the Company, dated November 23, 2020 (incorporated by reference to Exhibit 10.17 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

10.18	Amendment No. 1 to Executive Employment Agreement, between John Cini and the Company, dated November 23, 2020 (incorporated by reference to Exhibit 10.18 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

10.19	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.19 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

23.1*	Consent of KPMG LLP

23.2*	Consent of Mazars SA

23.3*	Consent of Lowenstein Sandler LLP (included as part of Exhibit 5.1).

24.1	Power of attorney (included in the signature page to the Company’s registration statement on Form S-1 filed with the Commission on July 22, 2021)**

*	Filed herewith.
**	Previously filed.
***	Filed herewith; portions of the exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. A copy of any omitted portions will be furnished to the Securities and Exchange Commission upon request.
#	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

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